Exhibit 99.2
BTHC XI, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT (this “Agreement”), dated as of ______, 200_ (the “Date of Grant”), is delivered by BTHC XI, Inc. (the “Company”) to______________ (the “Grantee”).

RECITALS

A. The BTHC XI, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company. The Board of Directors of the Company (the “Board”) has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders. Grantee has also entered into an employment agreement with the Company dated on or about the date hereof (the “Employment Agreement”) and, to the extent applicable, the terms of such Employment Agreement shall be incorporated herein by reference.

B. The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.  Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Employment Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase ______ shares of common stock of the Company (“Shares”) at an exercise price of $_____ per Share. The Option shall become exercisable according to Section 2 below.

2.  Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee is employed by, or providing service to, the Employer (as defined in the Plan) on the applicable date or as otherwise provided in the Employment Agreement:

Date	Shares for Which the Option is Exercisable

3.  Term of Option.

(a)  Except as otherwise provided herein, the Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is otherwise terminated pursuant to the provisions of this Agreement or the Plan.

(b)  The following terms shall apply to the Option upon the termination of Grantee’s employment with or service to Employer:

(i)  If Grantee is terminated by Employer for Cause (as defined in the Employment Agreement), the Option shall terminate with respect to non-exercisable Shares and the Option with respect to exercisable Shares may be exercised for the shorter of (i) 90 days from the date of termination and (ii) the exercise term in Section 3(a).

(ii)  If Grantee ceases to be employed by, or provide service to, the Employer on account of Disability (as defined in the Employment Agreement) or death, on the date of termination all Shares that would have otherwise become exercisable within the 12 months following the date of termination shall accelerate and immediately vest and become exercisable in full. The Option may be exercised for the longer of (i) 12 months from the date of any such termination and (ii) the exercise term in Section 3(a).

(iii)  If Grantee is terminated by Employer without Cause or ceases to be employed by, or provide service to, the Employer for Good Reason (as defined in the Employment Agreement), on the date of termination, all unvested Shares shall accelerate and immediately vest and become exercisable in full. The Option may be exercised for the longer of (i) 12 months from the date of any such termination and (ii) the exercise term in Section 3(a).

(iv)  If Grantee ceases to be employed by, or provide service to, the Employer on account of his voluntary resignation, the Option shall terminate with respect to non-exercisable Shares and (A) if such termination occurs during the first year of the employment term, any vested Shares would be exercisable for 90 days from the date of termination, and (B) if the termination occurs thereafter, any such vested Shares would continue to be exercisable for the full exercise term in Section 3(a).

4.  Exercise Procedures.

(a)  Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the exercise price shall be made in accordance with procedures established by the Board from time to time based on type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board, by delivering Shares of the Company, which shall be valued at their fair market value on the date of delivery, or by attestation (on a form prescribed by the Board) to ownership of Shares having a fair market value on the date of exercise equal to the exercise price, (iii) after a public offering of the Company’s stock, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Board may approve. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b)  The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate.

(c)  All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5.  Change of Control. Upon a Change of Control, all unvested shares granted under this Option shall accelerate and immediately vest and become exercisable in full on the date of the Change of Control. The provisions of Section 16(i) and (ii) of the Plan shall not apply to this Option.

6.  Restrictions on Exercise.

(a)  Except as the Board may otherwise permit pursuant to the Plan or as described in Section 6(b), only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

(b)  Grantee may transfer the Option to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws; provided that (i) any such transfer shall be by gift with no consideration; (ii) no subsequent transfer of such Option shall be permitted other than by will or the laws of descent and distribution; (iii) the Option shall not otherwise be transferable except by will or the laws of descent and distribution; and (iv) the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

7.  Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.  No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9.  No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10.  Assignment and Transfers. Except as otherwise provided herein or as the Board may otherwise permit pursuant to the Plan or this Agreement, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.

11.  Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.  Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company at its principal office and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

BTHC XI, INC.

By:	/s/
Name:
Title

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

Grantee:

Date:	By:	/s/